Exhibit 99.2

Q1 2016

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for first quarter 2016.

Before focusing on the financials, I’d like to talk about our product lines and what we think may occur over the next several quarters.

The NanoChem division represents most of the revenue of FSI. This division makes thermal poly-aspartic acid called TPA for short, a biodegradable protein with many valuable uses and also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. The method of action is through limiting crystal embryo growth between fertilizer ions and other ions in the soil. When embryonic crystals are prevented from transforming into fully crystalline form by TPA, the fertilizer remains available to plants longer into the season. The firm but light attraction between the TPA and the fertilizer ions also reduces fertilizer run-off. Keeping fertilizer easily available to crops results in better yield with the same level of fertilization.

TPA in agriculture is a unique economic situation for all links in the sales to end user chain. FSI earns a fair profit on manufacturing, distribution earns a strong profit selling to dealers, dealers make good profits selling to growers, yet the grower still earns a great profit from the extra crops he produces with the same land and the same fertilizer program. More than 350 trials over the last 15 years have demonstrated that investing $10 - $20 per acre in TPA can pay back $30 to $100 or more. For example, a recent trial on rice increased yield by 1900 pounds per acre – an extra $208 per acre, net, at current rice prices. We believe this is an excellent basis for long-term growth in sales as more growers become aware of this improvement in best practice.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and growing steadily but, can be subject to temporary reductions when production is cut back or when platforms are shut down for reconditioning. A simple explanation of TPA’s effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. The scale must be prevented to keep the pipes from clogging. Used as a biodegradable additive in fracking fluid, TPA has the same effect on the pipes but is also known to reduce scale plugging of rock pores thus increasing the flow of oil and gas to the pipes from the rock. Many alternative chemicals are used to prevent pore plugging – TPA is the biodegradable choice.

SUN 27™ saw a year over year increase in sales. It is a fertilizer additive that reduces the speed of nitrogen fertilizer degradation in soil. Most soils contain the protein urease, an enzyme that degrades nitrogen fertilizer. Up to half the nitrogen applied to a field can be lost to urease activity. This is a significant cost to the grower and has negative environmental side effects. The size of the potential market for urease inhibition is very large given that nitrogen, in various formats that can be protected by SUN 27™, is applied to millions of acres of crop land worldwide each year and that nitrogen loss through urease enzyme activity destroys large amounts of expensive nitrogen fertilizer. SUN 27™ is equal to, or better than, competing products and our pricing is very competitive at both wholesale and retail levels. SUN 27™ has a lower freezing point than competing urease inhibitors resulting in reduced storage problems.

N Savr 30™: As a result of our inventive work to develop SUN 27™, we became expert enough in nitrogen conservation chemistry to formulate a solution to the second major cause of nitrogen fertilizer loss; de-nitrification. This is also caused by bacterial activity in soil – warm wet soils are the most prone - resulting in oxygen being stripped from the fertilizer to leave nitrogen gas. The gas can’t be used by the plants and escapes to the atmosphere. The gold standard for reducing de-nitrification is a DCD solution and we have developed an excellent version. We had significant sales in the quarter and are now focused on increasing capacity and sales for 2017. We manufacture for distribution under trade names owned by the distributors and also under our trademark, N Savr 30.

Watersavr™: We are continuing our efforts in the USA, Turkey, Morocco, Chile, Brazil parts of East-Asia and Australia.

WaterSavr™ could have had a breakthrough last year with the project in Wichita Falls, TX. Our 2014 success in saving 18% of evaporation on a 5600 acre drinking water reservoir was set to be repeated in 2015. However, Texas experienced massive flooding with much loss of life and property just as WaterSavr™ was due to be ordered for the 2015 evaporation season. We are sorry for what the people of Texas have endured, first with the drought and then with the floods. We hope to be able to help with any new drought conditions that may emerge in 2016 and have maintained our strong relationships with the groups who manage water in the state. We have several additional WaterSavr™ opportunities in progress but none as far advanced as Texas is. As of today, the rainy season is ending in Texas. I believe it is important to illustrate the potential of WaterSavr™: using it on the Salton Sea in California for 8 months a year would save enough fresh water to supply the City of San Diego for a year.

Q2 and the rest of 2016

Good sales results are possible in all product lines. EX-10™, our brand name for TPA for agricultural use, has peak uptake in Q1 for the 2016 season but with significant sales on into Q2. Sales for the 2017 season will begin in Q4 2016. SUN 27™ and N Savr 30™, the nitrogen conservation products for agriculture, have finished their sales season which is Q4 and Q1.

Growth in oilfield use of TPA driven by our worldwide sales efforts is likely, but with the caveat that the fall in oil prices has reduced hydraulic fracturing activity and we will not see increases in purchases from frackers until the oil price recovers to the point where the backlog of drilled wells starts to be fractured. We will also be unable to raise prices in the current environment and margins may contract as a result.

WaterSavr™ expects sales in Q2 and Q3 during summer in the Northern hemisphere. We can’t predict which prospects will buy and how much, but we are active in enough geographical areas that we hope to avoid another season lost to floods.

We are not able to provide specific growth predictions because, despite loyal, growing customers and new sales opportunities in multiple markets, our sales are purchase order by purchase order rather than long term uptake contracts. It is unrealistic to give numerical guidance under these conditions. Unless oil prices decline again, we are comfortable predicting that full year 2016 revenue will be higher than 2015. Throughout 2016 we expect additional growth in revenue with the usual lumpy quarterly numbers because of customer behavior, shipping dates, weather, crop pricing, oil platform maintenance and the other variables of our business.

Highlights of the financial results:

Sales for the quarter increased 7% to $5.31 million, compared with $4.96 million for Q1 2015. The result is a gain of $742 thousand or $0.06 per share in the 2016 period, compared to a gain of $504 thousand or $0.04 per share, in 2015. Share count in the quarter was reduced by 1.75 million due to a buyback at ninety cents a share but even without this positive event, earnings per share would have increased.

Working capital is very adequate. The Company’s growth is well supported by retained earnings and a line of credit with a Chicago based bank. We are confident that we can execute our plans with internal funds.

FSI also provides a non-GAAP measure useful for judging year over year success. “Operating cash flow” is arrived at by removing taxes, interest, depreciation, option expenses and one-time items from the statement of operations.

For the three months ending March 2016, operating cash flow was $1.44 million or 13 cents per share compared to $1.11 million or 8 cents per share for the three month period in 2015. The 2015 number is based on shares outstanding prior to the buyback while the 2016 number is based on the new share count after the buyback. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of May 12th.

The text of this speech will be available on our website by Monday May 16th and email or fax copies can be requested from Jason Bloom at 1 800 661 3560. [Jason@flexiblesolutions.com]

Thank you, the floor is open for questions